Exhibit 5.1

October 17, 2024

Tenon Medical, Inc.

104 Cooper Court

Los Gatos, CA 95032

Re: Tenon Medical, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 2,445,700 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Tenon Medical, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of a certain warrant holder of the Company (the “Selling Stockholder”). The Shares consist of (i) 1,222,850 shares of Common Stock issuable upon the exercise of Series A Common Stock purchase warrants (the “Series A Warrants”) purchased by the Selling Stockholder in a private placement transaction on September 16, 2024 and (ii) 1,222,850 shares of Common Stock issuable upon the exercise of Series B Common Stock purchase warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”) purchased by the Selling Stockholder in a private placement transaction on September 16, 2024.

As counsel to the Company, we have examined the Registration Statement, the Inducement Letter, the New Warrants and the originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the filing of the Registration Statement as it relates to the Warrants. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

We have assumed that, at or prior to the time of the delivery of any of the shares of Common Stock, there will not have occurred any change in the law or the facts affecting the validity of the shares of Common Stock.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the applicable Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

The opinions expressed herein with respect to the Shares are limited solely to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction, with respect to the Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW